Exhibit 99.1

October 30, 2015

Dear Valued Plastic Surgeon,

As I have committed previously, I am sending you this update to keep you informed and provide additional details as they are available to us.

As you already know by now, there was a fire at one of the two buildings at Silimed’s facility in Brazil. Based on our preliminary discussions with Silimed, we learned that the fire occurred in the building where Sientra’s breast implants are primarily manufactured. Silimed has indicated that a smaller production facility in Silimed’s second building, which was not impacted by the fire, has the potential to be modified for breast implant manufacturing. In order to begin the manufacturing of breast implants in this second building, certain areas in this facility would need to be reconfigured and receive certification and approval by appropriate regulatory bodies. We are currently working with Silimed to assess the feasibility and timing of such a plan.

In regards to our own review that I previously communicated, we are continuing it in earnest with the assistance of independent experts in quality management systems, Good Manufacturing Practices (GMP) and data-based risk assessment. Our review covers among other items:

•                  Documentation related to the matter in question;

•                  Procedures for manufacturing Sientra’s products;

•                  Environmental monitoring;

•                  Data, testing and analysis conducted by or on behalf of Silimed; and

•                  Potential corrective actions implemented by Silimed to resolve the regulatory issues and reinstate Silimed’s ability to manufacture products.

We have also initiated testing of products in our existing finished goods inventory. Our expectation is that results of the tests along with our ongoing review will allow us to identify the steps required to provide you with our products, following consultation with and concurrence from the FDA. As you would expect, we have been in continuous communication with the FDA but we cannot and will not speculate on the timing or outcome of FDA’s decision. Rest assured, we have been working tirelessly to complete this review and expect to be in a position to present our findings to the FDA by the end of calendar year 2015. Based on historical demand patterns and evaluation, we believe that our current inventory supply is approximately 12 months.

Let me emphasize that no reports of adverse events and no risks to patient health have been identified related to this matter. This finding has been reiterated by the foreign regulators reviewing this matter in their public announcements. You can continue to reassure your patients as needed by informing them that there has been no indication that these issues would pose a threat to their safety. Consistent with standard patient follow up, you should continue to advise your patients who have received Sientra implants to contact you if they experience any complications.

It is important to note that we are also focused on evaluating all options going forward to ensure that we can continue to provide you and your patients with our high-quality, differentiated products.

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com

We continue to be well funded with a cash and cash equivalents balance of $148.9 million as of September 30, 2015. Earlier this week we paid in full our term loans totaling $24.5 million, and as a result the company has no outstanding debt obligations.

I want to end this communication with heartfelt gratitude to all of our surgeons who I personally met with last week during ASPS in Boston and who I have been communicating with regularly. Thank you for your continued support and words of encouragement during these challenging times. Our commitment to board-certified plastic surgeons is unwavering and we promise to double and triple our efforts to earn the privilege of your business as soon as we resolve this matter and are back in a position to offer you our differentiated value proposition and the unparalleled level of service, clinical transparency and evidence-based promotion you expect from us.

Thank you for the understanding and patience throughout this process which are deeply appreciated by everyone in our Sientra community.

Respectfully,

Hani Zeini

Founder and Chief Executive Officer

Sientra, Inc.

Sientra | 420 S. Fairview Avenue, Suite 200 | Santa Barbara, California 93117 | phone 805.562.3500 | fax 805.562.8401 | sientra.com